Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

E C Consulting International, Inc.

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1 and related Prospectus of E C Consulting International, Inc. for the registration of shares of its common stock and to the inclusion of our report dated July 27, 2012 with respect to the financial statements of E C Consulting International, Inc. as of March 31, 2012 and 2011 and for the fiscal years then ended.

/s/ PMB Helin Donovan, LLP

Houston, Texas

October 8, 2012